AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT (the "Plan") effective as of the 5th day of June, 1998, between Seafoods Plus, Ltd., a Utah corporation ("Seafoods"); Jenson Services, Inc., a Utah corporation ("Jenson Services"), Duane S. Jenson and Jeffrey D. Jenson, principal stockholders of Seafoods and Jenson Services (collectively referred to herein as "Jenson"); Cadapult Graphic Systems, Inc., a New Jersey corporation ("Cadapult"); and all of the stockholders of Cadapult (the "Cadapult Stockholders");

                      W I T N E S S E T H :

          Seafoods wishes to acquire and the Cadapult Stockholders wish to exchange all of the outstanding common stock of Cadapult for common stock of Seafoods in a transaction qualifying as a tax-free exchange pursuant to
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Exchange of Stock

         1.1 Number of Shares. The Cadapult Stockholders agree to transfer to Seafoods at the closing (the "Closing") 100% of the outstanding securities of Cadapult, which are listed in Exhibit A hereof attached hereto and incorporated herein by reference (the "Cadapult Shares"), in exchange for 1,650,000 shares of the one mill ($0.001) par value "unregistered" and "restricted" common voting stock of Seafoods.

         1.2 Delivery of Certificates by Cadapult Stockholders. The transfer of the Cadapult Shares by the Cadapult Stockholders shall be effected by the delivery to Seafoods at the Closing of stock certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Seafoods and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Cadapult Stockholders' expense.

         1.3 Further Assurances. At the Closing and from time to time thereafter, the Cadapult Stockholders shall execute such additional instruments and take such other action as Seafoods may request in order to exchange and transfer clear title and ownership in the Cadapult Shares to Seafoods.

         1.4 Resignation of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of Seafoods, Kathleen L. Morrison, Jason Osborne and Terry Hardman, shall resign, in seriatim, and designate the directors and executive officers nominated by Cadapult to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of Seafoods, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

         1.5 Name Change. As soon as practicable following the Closing, the Certificate of Incorporation of Seafoods shall be amended to change the name of Seafoods to "Cadapult Graphic Systems, Inc." There shall be no other shares, options, warrants or rights of any kind to Seafoods shares outstanding prior to closing.

         1.6 Change of Domicile. Seafoods shall change its domicile to New Jersey or Delaware, as selected by Cadapult and the Cadapult Stockholders, subject, however, to the approval of persons owning the required number of shares of the outstanding voting securities of Seafoods in accordance with the Utah Revised Business Corporation Act.

         1.7 Assets and Liabilities of Seafoods at Closing. Seafoods shall have no material assets and no liabilities at Closing, and Jenson shall indemnify and hold Cadapult and the Cadapult Stockholders harmless from any past liabilities that may be discovered. A Letter of Indemnification is attached hereto as Exhibit B and incorporated herein by reference.

                            Section 2

                             Closing

          The Closing contemplated by Section 1.1 shall be held at the offices of Fischbein Badillo Wagner Harding, 909 3rd Avenue, 18th Floor, New York, New York 10022, on or before June 18, 1998, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                            Section 3

      Representations and Warranties of Seafoods and Jenson

          Seafoods and Jenson represent and warrant to, and covenant with, the Cadapult Stockholders and Cadapult as follows:

         3.1 Corporate Status. Seafoods is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary (Utah only.) Seafoods is a publicly held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations. Seafoods is a "reporting issuer," as that term is defined under the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission; Seafoods is "current" in the filing of all reports required to be filed by it under the 1934 Act; and such reports are
true and correct in every material respect.   There is presently no public
market for these or any other securities of Seafoods; however, its common stock is listed on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "SEUS."

         3.2 Capitalization. The authorized capital stock of Seafoods consists of 50,000,000 shares of one mill ($0.001) par value common voting stock, of which 637,500 shares are issued and outstanding, all fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock of Seafoods.

         3.3 Financial Statements. The financial statements of Seafoods furnished to the Cadapult Stockholders and Cadapult, consisting of audited financial statements for the periods ended December 31, 1997 and 1996, attached hereto as Exhibit C and incorporated herein by reference, and unaudited financial statements for the period ended March 31, 1998, attached hereto as Exhibit C-1 and incorporated herein by reference, are correct and fairly present the financial condition of Seafoods at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit D, which is attached hereto and incorporated herein by reference. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Seafoods has had no operations, as shown therein, and, as of this date has, and as of the date of closing shall have, no debts or other obligations, including, but not limited to, taxes, transfer agent fees, attorney's fees, accounting fees, rent, wages, printing or mailing costs, insurance or any other claims or liabilities, whether disclosed or undisclosed.

         3.4 Undisclosed Liabilities. Seafoods has no liabilities of any nature. None are reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due. Jenson shall indemnify and hold Seafoods, the Cadapult Stockholders and Cadapult harmless from and against such liabilities in accordance with Exhibit B hereto.

         3.5 Interim Changes. Since the date of its balance sheets, there have been no (1) changes in financial condition, assets, liabilities or business of Seafoods; (2) damages, destruction or losses of or to property of Seafoods, payments of any dividend or other distribution in respect of any class of stock of Seafoods, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) obligations of any kind incurred as to anyone, including, but not limited to compensation, retirement benefits or other commitments to employees.

         3.6 Title to Property. Seafoods has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of Seafoods are subject to no mortgage, pledge, lien or encumbrance, and no default exists.

         3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of Seafoods, threatened, against or relating to Seafoods, its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of Seafoods is party to any material legal proceeding which could have an adverse affect on Seafoods (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Seafoods.

         3.8 Books and Records. From the date of this Plan to the Closing, Seafoods will (1) give to the Cadapult Stockholders and Cadapult or their respective representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that the Cadapult Stockholders and Cadapult or their respective representatives may inspect and audit them; and (2) furnish such information concerning the properties and affairs of Seafoods as the Cadapult Stockholders and Cadapult or their respective representatives may reasonably request.

         3.9 Tax Returns. Seafoods has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

         3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), Seafoods and its representatives will keep confidential any information which they obtain from the Cadapult Stockholders or from Cadapult concerning the properties, assets and business of Cadapult. If the transactions contemplated by this Plan are not consummated by June 15, 1998, Seafoods will return to Cadapult all written matter with respect to Cadapult obtained by Seafoods in connection with the negotiation or consummation of this Plan.

         3.11 Investment Intent. Seafoods is acquiring the Cadapult Shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and Seafoods has no commitment or present intention to liquidate Cadapult or to sell or otherwise dispose of the Cadapult Shares.

         3.12 Corporate Authority. Seafoods has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Cadapult Stockholders and Cadapult or their respective representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder, and the sole director adopting and delivering such resolutions is the duly elected and incumbent director of Seafoods.

         3.13 Due Authorization. Execution of this Plan and performance by Seafoods hereunder have been duly authorized by all requisite corporate action on the part of Seafoods, and this Plan constitutes a valid and binding obligation of Seafoods and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Seafoods.

         3.14 Environmental Matters. Seafoods has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Seafoods. In addition, to the best knowledge of Seafoods, there are no substances or conditions which may support a claim or cause of action against Seafoods or any of its current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

         3.15 Access to Information Regarding Cadapult. Seafoods acknowledges that it has been delivered copies of documents Seafoods has requested from Cadapult, which Cadapult believes to be sufficient material information respecting Cadapult and its present and contemplated business operations, potential acquisitions, management and other factors; Seafoods further acknowledges that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Cadapult, and with the legal and accounting firms of Cadapult, with respect to such documentation; and that to the extent requested, all questions raised have been answered and documents requested have been provided to Seafoods to its complete satisfaction.

                            Section 4

      Representations, Warranties and Covenants of Cadapult

          Cadapult represents and warrants to, and covenants with, Seafoods as follows:

         4.1 Cadapult Shares. The Cadapult Stockholders are the record and beneficial owners of all of the Cadapult Shares listed in Exhibit A, free and clear of adverse claims of third parties; and Exhibit A correctly sets forth the names, addresses and the number of Cadapult Shares owned by the Cadapult Stockholders.

         4.2 Corporate Status. Cadapult is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.3 Capitalization. The authorized capital stock of Cadapult consists of 2,500 shares of common voting stock, no par value, of which
319.6748 shares are issued and outstanding, all fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of Cadapult.

         4.4 Financial Statements. The financial statements of Cadapult furnished to Seafoods, consisting of unaudited financial statements for the periods ended April 30, 1997 and 1996, attached hereto as Exhibit E, and incorporated herein by reference, are correct and fairly present the financial condition of Cadapult as of these dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied. To the best of Cadapult's knowledge, these financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         4.5 Undisclosed Liabilities. Cadapult knows of no material liabilities of any nature except to the extent reflected or reserved against in the balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit F attached hereto and incorporated herein by reference.

         4.6 Interim Changes. To the best of Cadapult's knowledge, except for expected changes previously communicated to Seafoods due to negatively affect Cadapult's recent fiscal quarter, since the date of these balance sheets, except as set forth in Exhibit F, there have been no (1) changes in the financial condition, assets, liabilities or business of Cadapult, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of Cadapult, payment of any dividend or other distribution in respect of the capital stock of Cadapult, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees.

         4.7 Title to Property. Cadapult has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in these balance sheets, and the properties and assets of Cadapult are subject to no mortgage, pledge, lien or encumbrance, except as reflected in the balance sheet or in Exhibit F, with respect to which no default exists.

         4.8 Litigation. There is no litigation or proceeding pending, or to the knowledge of Cadapult, threatened, against or relating to Cadapult or its properties or business, except as set forth in Exhibit F. Further, no officer, director or person who may be deemed to be an affiliate of Cadapult is party to any material legal proceeding which could have an adverse effect on Cadapult (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Cadapult.

         4.9 Books and Records. From the date of this Plan to the Closing, Cadapult will (1) give to Seafoods and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Seafoods may inspect and audit them; and (2) furnish such information concerning the properties and affairs of Cadapult as Seafoods may reasonably request.

         4.10 Tax Returns. Cadapult has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

         4.11 Confidentiality. Until the Closing (and continuously if there is no Closing), Cadapult, the Cadapult Stockholders and their representatives will keep confidential any information which they obtain from Seafoods concerning its properties, assets and business. If the transactions contemplated by this Plan are not consummated by June 15, 1998, Cadapult and the Cadapult Stockholders will return to Seafoods all written matter with respect to Seafoods obtained by them in connection with the negotiation or consummation of this Plan.

        4.12 Investment Intent. The Cadapult Stockholders are acquiring the shares to be exchanged and delivered to them under this Plan for investment and not with a view to the sale or distribution thereof, and the Cadapult Stockholders have no commitment or present intention to liquidate the
Company or to sell or otherwise dispose of the Seafoods shares.   The Cadapult
Stockholders shall execute and deliver to Seafoods on the Closing an Investment Letter attached hereto as Exhibit G and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the shares of Seafoods being received under the Plan in exchange for the Cadapult Shares, and receipt of certain material information regarding Seafoods.

        4.13 Corporate Authority. Cadapult has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to Seafoods or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

        4.14 Due Authorization. Execution of this Plan and performance by Cadapult hereunder have been duly authorized by all requisite corporate action on the part of Cadapult, and this Plan constitutes a valid and binding obligation of Cadapult and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Cadapult.

        4.15 Environmental Matters. Cadapult has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Cadapult or its predecessors. In addition, to the best knowledge of Cadapult, there are no substances or conditions which may support a claim or cause of action against Cadapult or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

        4.16 Access to Information Regarding Seafoods. Cadapult and the Cadapult Stockholders acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting Seafoods and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Seafoods, and with the legal and accounting firms of Seafoods, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

                            Section 5

Conditions Precedent to Obligations of Cadapult and the Cadapult Stockholders

          All obligations of Cadapult and the Cadapult Stockholders under this Plan are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

         5.1 Representations and Warranties True at Closing. The representations and warranties of Seafoods and Jenson contained in this Plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         5.2 Due Performance. Seafoods and Jenson shall have performed and complied with all of the terms and conditions required by this Plan to be performed or complied with by it before the Closing.

         5.3 Officers' and Jenson's Certificate. Cadapult and the Cadapult Stockholders shall have been furnished with a certificate signed by the President of Seafoods and Jenson, attached hereto as Exhibit H and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of Seafoods and Jenson contained herein are true and correct; and (2) that since the date of the financial statements (Exhibits C and C-1 hereto), there has been no material adverse change in the financial condition, business or properties of Seafoods, taken as a whole.

         5.4 Opinion of Counsel of Seafoods. Cadapult and the Cadapult Stockholders shall have received an opinion of counsel for Seafoods, dated as of the Closing, to the effect that (1) the representations of Sections 3.1,
3.2 and 3.12 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6 or 3.7; and (3) the shares of Seafoods to be issued to the Cadapult Stockholders under this Plan will, when so issued, be validly issued, fully paid and non-assessable.

         5.5 Assets and Liabilities of Seafoods. Seafoods shall have no material assets and no liabilities at Closing, and all costs, expenses and fees incident to the Plan shall have been paid, and Jenson shall have executed and delivered Exhibit B hereto in favor of Seafoods, Cadapult and the Cadapult Stockholders.

         5.6 Resignation of Directors and Executive Officers and Designation of New Directors and Executive Officers. The present directors and executive officers of Seafoods shall resign, and shall have designated nominees of Cadapult as directors and executive officers of Seafoods to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of Seafoods, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

         5.7 Reverse Split and Name Change of Seafoods. The requirements of Section 1.5 hereof shall have been fully satisfied at Closing.

         5.8     Change of Domicile.   Seafoods shall change its domicile
from the State of Utah to such state as selected by Cadapult and the Cadapult Stockholders.

                            Section 6

         Conditions Precedent to Obligations of Seafoods

          All obligations of Seafoods under this Plan are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

         6.1 Representations and Warranties True at Closing. The representations and warranties of Cadapult and the Cadapult Stockholders contained in this Plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         6.2 Due Performance. Cadapult and the Cadapult Stockholders shall have performed and complied with all of the terms and conditions required by this Plan to be performed or complied with by them before the Closing.

         6.3 Officers' and Stockholders' Certificate. Seafoods shall have been furnished with a certificate signed by the President of Cadapult, attached hereto as Exhibit I and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of Cadapult and the Cadapult Stockholders contained herein are true and correct; and (2) that since the date of the financial statements (Exhibits D and D-1), there has been no material adverse change in the financial condition, business or properties of Cadapult, taken as a whole.

         6.4 Opinion of Counsel of Cadapult. Seafoods shall have received an opinion of counsel for Cadapult, dated as of the Closing, to the effect that (1) the representations of Sections 4.2, 4.3 and 4.13 are correct;
(2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 4.7 or 4.8; (3) the Cadapult Shares to be delivered to Seafoods under this Plan will, when so delivered, have been validly issued, fully paid and non-assessable.

         6.5 Books and Records. The Cadapult Stockholders or the Board of Directors of Cadapult shall have caused Cadapult to make available all books and records of Cadapult, including minute books and stock transfer records; provided, however, only to the extent requested in writing by Seafoods at Closing.

         6.6 Acceptance by Cadapult Stockholders. The terms of this Plan shall have been accepted by the Cadapult Stockholders by execution and delivery of a copy of the Plan and related instruments.

                            Section 7

                           Termination

          Prior to Closing, this Plan may be terminated (1) by mutual consent in writing; (2) by either the sole director of Seafoods or Cadapult and the Cadapult Stockholders if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the directors of Seafoods or Cadapult and the Cadapult Stockholders if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.

                            Section 8

                        General Provisions

         8.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Plan.

         8.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         8.3 Brokers. Each party represents to the other parties hereunder that no broker or finder has acted for it in connection with this Plan, and Seafoods and Jenson agree to indemnify and hold harmless Cadapult and the Cadapult Stockholders against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by Seafoods and/or Jenson.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

               If to Seafoods:               5525 South 900 East, #110
                                             Salt Lake City, Utah 84117

               With a copy to:               Leonard W. Burningham, Esq.
                                             455 East 500 South, #205
                                             Salt Lake City, Utah 84111

               If to Jenson:                 5525 South 900 East, #110
                                             Salt Lake City, Utah 84117

               If to Cadapult:               110 Commerce Drive
                                             Allendale, New Jersey 07401

               With a copy to:               Dan Brecher, Esq., Counsel
                                             Fischbein Badillo Wagner Harding
                                             909 3rd Avenue, 18th Floor
                                             New York, New York 10022

               If to the Cadapult  To the Address listed in Exhibit A
                         Stockholders:

         8.5 Entire Agreement. This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         8.6 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

         8.7 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

         8.8 Assignment. This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of its rights under this Plan without the prior written consent of the other parties shall be void.

         8.9 Counterparts. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the day and year first above written.

                              SEAFOODS PLUS, LTD.


Date: 6-9-98.                 By /s/ Kathleen L. Morrison
      -------                 ------------------------
                              Kathleen L. Morrison, President

                              JENSON SERVICES, INC.


Date: 6-9-98.                 By /s/ Duane S. Jenson
      -------                 -------------------
                              Duane S. Jenson, President


Date: 6-9-98.                 /s/ Duane S. Jenson
      -------                 -------------------
                              Duane S. Jenson


Date: 6/9/98.                 /s/ Jeffrey D. Jenson
      -------                 ---------------------
                              Jeffrey D. Jenson

                              CADAPULT GRAPHIC SYSTEMS, INC.


Date: 6/15/98.                By /s/ Michael W. Levin
      --------                --------------------
                              Michael W. Levin, President


                              CADAPULT STOCKHOLDERS

Date: 6/15/98.                /s/ Michael W. Levin
      --------                --------------------
                              Michael W. Levin


Date: 6/15/98.                /s/ Frances Blanco
      --------                ------------------
                              Frances Blanco


Date: 6-15-98.                /s/ Duncan Huyler
      --------                -----------------
                              Duncan Huyler


Date: 6/15/98.                /s/ Duncan Yates
      --------                ----------------
                              Duncan Yates


Date: 6/15/98.                /s/ Michael W. Levin
      --------                --------------------
                              Michael W. Levin,
                              c/f Nathan M. Levin


Date: 6/15/98.                /s/ Michael W. Levin
      --------                --------------------
                              Michael W. Levin,
                              c/f Tyler W. Levin



                            EXHIBIT A


                                                       Number of Shares of
                         Number of Shares              Seafoods
                             Owned of                    to be
Name and Address                   Cadapult             Received in Exchange

Michael W. Levin                     293.80              1,516,450
8 Meadow Lane
Allendale, New Jersey 07401

Frances Blanco                         7.90                 40,775
1128 Park Avenue
Hoboken, New Jersey 07030

Duncan Huyler                          7.90                 40,775
551 Lattintown Rd.
Marlboro, New York 12542

Duncan Yates                           3.8748               20,000
651 Wyndemere Avenue
Ridgewood, New Jersey 07450

Nathan M. Levin                        3.10                 16,000
8 Meadow Lane
Allendale, New Jersey 07401

Tyler W. Levin                         3.10                 16,000
8 Meadow Lane
Allendale, New Jersey 07401

                                     319.6748            1,650,000

                            EXHIBIT B

                    Letter of Indemnification


Cadapult Graphic Systems, Inc.
110 Commerce Drive
Allendale, New Jersey 07401

Seafoods Plus, Ltd.
5525 South 900 East, #110
Salt Lake City, Utah 84117

Re:       Seafoods Plus, Ltd., a Utah corporation (the
          "Company"),  Agreement and Plan of Reorganization (the
          "Plan") with Cadapult Graphic Systems, Inc., a New
          Jersey corporation ("Cadapult"), and all of the stockholders of Cadapult (the "Cadapult Stockholders")

Dear Ladies and Gentlemen:

          In further consideration of the completion of the Plan and to satisfy one of the conditions pursuant to which Cadapult and the Cadapult Stockholders have agreed to their respective obligations under the Plan, Jenson Services, Inc., Duane S. Jenson and Jeffrey D. Jenson (collectively referred to as "Jenson"), principal stockholders of the Company and Jenson Services, Inc., do hereby (i) compromise any outstanding liabilities of the Company owed to them for advances or otherwise prior to the closing (the "Closing") of the Plan (excluding any benefits Jenson may receive under the
Plan); (ii) agree to pay all other outstanding liabilities which were incurred prior to the Closing; (iii) represent and warrant that to their knowledge, there are no other outstanding liabilities of the Company which are not set forth in the financial statements of the Company which are appended to the Plan as Exhibits C and C-1; and (iv) agree to indemnify and hold the Company, Cadapult and the Cadapult Stockholders harmless from and against any and all other liabilities of the Company existing prior the Closing. It is specifically represented, understood and agreed that Cadapult and the Cadapult Stockholders are not and shall not be responsible for any costs, claims or obligations of any type or nature that in any way exists, existed or may exist, wherever, as asserted, for or to the extent related to any act or occurrence prior to the date of completion of the Plan.

          This Letter of Indemnification and all obligations of any type or nature hereunder shall expire six years from the date hereof.

                              JENSON SERVICES, INC.


Dated: 6-9-98.                     By /s/ Duane S. Jenson
       -------                     -------------------
                                   Duane S. Jenson, President

Dated: 6-9-98.                      /s/ Duane S. Jenson
       -------                      -------------------
                                    Duane S. Jenson

Dated: 6/9/98.                      /s/ Jeffrey D. Jenson
       -------                      ---------------------
                                    Jeffrey D. Jenson

                                  EXHIBIT C

                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]

                          Independent Auditors' Report
                                       and
                              Financial Statements

                           December 31, 1997 and 1996

                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]

                                Table of Contents

                                                                       Page

Independent Auditors' Report . . . . . . . . . . . . . . . .. . . . . .  1


Balance Sheets - December 31, 1997 and 1996. . . . . . . . .. . . . . .  2


Statements of Stockholders' Equity/(Deficit) for the Period from
 Reactivation [December 31, 1994] through December 31, 1997 . . . . . .  3

Statements of Operations for the Years Ended December 31, 1997
 and December 31, 1996, and for the Period from Reactivation [December 31,
1994] through December 31, 1997 . . . . . . . . . . . . . . . . .. . . . 4

Statements of Cash Flows for the Years Ended December 31, 1997
 and December 31, 1996, and for the Period from Reactivation [December 31,
1994] through December 31, 1997 . . . . . . . . . . . . . . . . .. . . . 5

Notes to Financial Statements . . . . . . . . . . . . . . .  . . . . .  6 - 7

Board of Directors and Stockholders
Seafoods Plus, LTD.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Seafoods Plus, LTD. [a development stage, Utah corporation] as of December 31, 1997 and December 31, 1996, and the related statements of stockholders' equity/(deficit), operations, and cash flows for the years then ended and for the period from reactivation [December 31, 1994] through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to
obtain reasonable assurance   about  whether  the  financial   statements  are
free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seafoods Plus, LTD. as of December 31, 1997, and December 31, 1996, and the results of its operations and its cash flows for the years then ended and for the period from reactivation [December 31, 1994] through December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Seafoods Plus, LTD. will continue as a going concern. As discussed in Note D to the financial statements, the Company has accumulated losses from inception totaling $47,022 and presently has no prospects for commencing operations or generating revenue. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note D. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.
                                         /s/Mantyla, McReynolds & Associates

February 27, 1998
Salt Lake City, Utah

                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                                 Balance Sheets
                           December 31, 1997 and 1996
                                                         1997       1996

ASSET
   Current Assets
       Cash - Note B ...............................   $    583    $    653
                                                       --------    --------
       Total Current Assets ........................        583         653
                                                       --------    --------
       TOTAL ASSETS ................................   $    583    $    653
                                                       ========    ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

    Current Liabilities
       Accounts payable ............................   $    401    $    401
       Shareholder Loan - Note F ...................      7,777       4,236
       Income taxes payable - Notes A & C ..........        100         100
                                                          -----       -----
       Total Current Liabilities ...................      8,278       4,737
                                                          -----       -----

TOTAL LIABILITIES .......... .......................      8,278       4,737
                                                          -----       -----

STOCKHOLDERS' DEFICIT

       Capital stock - 50,000,000 shares authorized
       at $0.001 par; 2,000,012 post-split shares
       issued and outstanding .....                      2,000       2,000
       Additional paid-in capital .................     37,327      37,327
       Deficit accumulated during development stage    (43,022)    (43,411)
                                                       -------     -------

TOTAL STOCKHOLDERS' DEFICIT .......................     (7,695)     (4,084)
                                                        ------      ------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT .......   $    583    $    653
                                                      ========    ========

                 See accompanying notes to financial statements

[CAPTION]

                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                  Statements of Stockholders' Equity/(Deficit)
For the Period from Reactivation [December 31, 1994] through December 31, 1997

                                                        Deficit
                                                      Accumulated
                                          Additional    During       Total
                        Number of Common   Paid-in   Development Stockholders'
                          Shares    Stock   Capital     Stage Equity/(Deficit)


Balance, December 31, 1994   350,012 $   350  $  28,977   $ (30,030)   $ (703)

Issued 1,650,000 shares for
cash .........             1,650,000   1,650      8,350                10,000

Net loss for the year ended
December 31, 1995 ........................                   (8,577)   (8,577)

--------------------------------------------------------------------
Balance, December 31, 1995 2,000,012   2,000     37,327     (38,607)      720

Net loss for the year ended
December 31, 1996 ........................                   (4,084)   (4,084)

--------------------------------------------------------------------
Balance, December 31, 1996 2,000,012   2,000     37,327     (43,411)   (4,084)

Net loss for the year ended
December 31, 1996 ........................                   (3,611)   (3,611)

--------------------------------------------------------------------
Balance, December 31, 1997 2,000,012 $ 2,000  $  37,327   $ (47,022)  $(7,695)

                 See accompanying notes to financial statements


                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                            Statements of Operations
       For the Years  Ended  December  31,  1997 and  1996,  and for the
     Period from Reactivation [December 31, 1994] through December 31, 1997

                                                              For the Period
                    For the Year Ended For the Year Ended from Reactivation to
                     December 31, 1997  December 31, 1996  December 31, 1997
Revenues .............$             -0- $           -0-      $            -0-

Expenses ................         3,511           4,704                16,692
                      -----------------  --------------       ----------------

Loss Before Income Tax ..        (3,511)         (4,704)              (16,692)

Income taxes- Notes A & C           100             100                   300
                      -----------------  --------------       ---------------

Net Loss ..............$         (3,611) $       (4,804)      $       (16,992)
                      =============-===  ==============       ===============

Net Loss Per Share ....$           (.01) $         (.01)      $          (.01)
                      =================  ==============       ===============

Weighted Average
  Shares Outstanding ....     2,000,012       2,000,012             1,505,765
                      =================  ===============      ================

                 See accompanying notes to financial statements

                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                            Statements of Cash Flows
         For the Years  Ended  December  31,  1997 and  1996,  and for the
      Period from Reactivation [December 31, 1994] through December 31, 1997

                                                             For the Period
                    For the Year Ended For the Year Ended from Reactivation to
                    December 31, 1997  December 31, 1996    December 31, 1997
Cash Flows From Operating Activities

Net Loss ..........$       (3,611)      $     (4,804)      $   (16,992)

Adjustments to reconcile
net income to net cash
provided  by  operating
activities:
  Increase/(decrease) in:
   Accounts payable ...       -0-               -0-               401
   Income taxes payable       -0-               -0-              (603)
   Shareholder loan ...     3,541             4,236             7,777
                            -----             -----             -----

Net Cash Used For
Operating Activities ......   (70)             (568)           (9,417)

Cash Flows From
Financing Activities
------------------------------------

Issuance of common stock       -0-               -0-           10,000
                                                               ------
Net Cash Provided By
Financing Activities .......   -0-               -0-           10,000
                            ------             -----           ------

Net Increase (Decrease)
in Cash ................      (70)              (568)             583

Beginning Cash Balance .      653              1,221              -0-

Ending Cash Balance ....$     583          $     653       $      583

Supplemental Disclosure of Cash Flow Information:

Cash paid for the period
for interest  ..........   $    -0-         $     -0-       $      -0-
Cash paid for the period
for income taxes . .....   $    -0-         $     100       $      890

                 See accompanying notes to financial statements

NOTE A         Summary of Significant Accounting Policies

               Company Background

               The Company originally incorporated under the laws of the State of Utah on August 11, 1983 using the name Communitra Energy, Inc., with a stated principal business activity of investing in oil, gas and mineral leases, and/or products. By agreement of the shareholders of the Company on July 16, 1985, the name of the Company officially changed to Seafoods Plus, LTD. and expanded the purpose of the Company to include the processing and canning of sea foods.

               Seafoods Plus, LTD., a development stage company, has yet to commence its planned principal operations and has been in an essentially dormant status for the last nine years.


               Income Taxes

               In February 1992, the Financial Accounting Standards Board
               (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting For Income Taxes," which is effective for fiscal years beginning after December 15, 1992. SFAS No. 109 requires the asset and liability method of accounting for income taxes. The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. The Company adopted SFAS No. 109 for financial reporting purposes in 1993. See Note C below.

               Net Loss Per Common Share

               Net loss per common share is based on the weighted average number of shares outstanding.

               Use of Estimates in Preparation of Financial Statements

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B         Cash

               Cash is comprised of cash on deposit in the trust account of the corporate attorney.

NOTE C         Change in Accounting Principle -- Accounting for Income Taxes

               During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting for income taxes as of January 1,

                               SEAFOODS PLUS, LTD.
                          Notes to Financial Statements
                                December 31, 1997

               1993 is $0, due to operating losses carried forward from prior years and unlikely nature of future earnings. For the years ended December 31, 1997 and 1996, the Company had no significant income tax expenses due to operating losses during those periods. Any deferred tax benefit arising from the operating losses carried forward would be offset entirely by a valuation allowance since it is not likely that the Company will be sufficiently profitable in the future to take advantage of the losses carried forward. The Company has no timing differences.

               The amount shown on the balance sheet for income taxes payable represents the annual minimum amount due to the State of Utah.

NOTE D         Liquidity

               The Company has accumulated losses from inception totaling $47,022, nominal assets and no operations at December 31, 1997. Financing for the Company's limited activities to date has been
               primarily   provided  by  borrowing from shareholders and  the
               issuance of common stock. The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management is currently seeking a well-capitalized merger candidate in order to re-commence its operations.
               Should management be unsuccessful in its merger activities, it will have a material adverse effect on the Company.


NOTE E         Reverse Stock Split

               The Company filed Articles of Amendment to the Articles of Incorporation of Seafoods Plus, LTD. with the State of Utah, Department of Commerce on October 5, 1995 which included provisions for a reverse split of the outstanding shares of common stock at the ratio of one new share for every 16.17 shares issued and outstanding as of September 5, 1995,
               [the date of adoption by the stockholders at a meeting held on that same date] reducing the outstanding shares to 350,000, provided that no stockholder's holdings shall be reduced to less than one share as a result of the reverse split, with all fractional shares being rounded up to the nearest whole share. The rounding resulted in 350,012 shares of stock outstanding after the reverse split. All disclosures in the financial statements, with respect to the number of shares
               outstanding,   are  presented  in  post-split denominations.

NOTE F         Stockholder Loan

               A stockholder has paid expenses on behalf of the Company in the amount of $3,541 during the year ended December 31, 1997 and $4,236 during the year ended December 31, 1996. The Company has recorded a liability for these expenses to the stockholder.
               The unsecured loan bears no interest and is due on demand.

                         EXHIBIT C-1


                       SEAFOODS PLUS, LTD.

                 UNAUDITED FINANCIAL STATEMENTS

               FOR THE PERIOD ENDED MARCH 31, 1998

                            SEAFOODS PLUS, LTD.
                        [A Development Stage Company]
                              BALANCE SHEETS
                     March 31, 1998 and December 31, 1997
                                   3/31/98        12/31/97
                              [Unaudited]
ASSETS
     Current Assets
          Cash                  $  583  $    583

     TOTAL ASSETS             $    583  $    583

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

     Current Liabilities
          Loans from stockholders  $    7,909     $   7,777
          Accounts Payable                401          401
          Income Taxes Payable           100           100
     Total Current Liabilities          8,410         8,278

TOTAL LIABILITIES                       8,410         8,278

EQUITY
     Capital stock - 50,000,000 shares
      authorized at par;                2,000         2,000
         2,00,012 post-split shares
         issued and outstanding
          Paid-in Capital              37,327        37,327
          Accumulated Deficit    (47,154)      (47,022)
TOTAL EQUITY                      (7,827)       (7,695)

TOTAL LIABILITIES & EQUITY         $     583      $    583

NOTE TO FINANCIAL STATEMENTS:
Interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods. The December 31, 1997 balance sheet has been derived from the audited financial statements. These interim financial statements conform with the requirements for interim financial statements and consequently do not include all the disclosures normally required by generally accepted accounting principles.

                         SEAFOODS PLUS, LTD.
                    [A Development Stage Company]
                      STATEMENTS OF CASH FLOWS                             For
the Three-Month Periods Ended March 31, 1998 and 1997, and
for the Period from Reactivation [December 31, 1994] through March 31, 1998
               Three Month    Three Months          For the Period
               Ended                 Ended        from Reactivation to
               3/31/97        3/31/97              3/31/98
               [Unaudited]         [Unaudited]         [Unaudited]
Cash Flows Used For
Operating Activities
  Net Loss             $ (132)            $  (1,442)   $    (17,124)
  Adjustments to
  reconcile net loss
  to net cash used in
  operating activities:
    Increase/(Decrease)
    in franchise
    taxes payable           0                   (100)          (603)
    Increase/(Decrease)
    in accounts payable     0                      0            401
    Increase/(Decrease)
    in shareholder loan   132                  1,540          7,909

      Net Cash Used For
      Operating
      Activities      $     0       $            (2)   $     (9,417)

Cash Flows Provided by
Financing Activities

      Issuance of
      common stock     0                      0         10,000

      Net Cash Provided
      By Financing
      Activities            0                      0         10,000

      Net Increase/
      (Decrease) in Cash   0                 (2)           583

      Beginning Cash
      Balance        583                    653              0

      Ending Cash
      Balance   $    583         $          651          $           583

Supplemental Disclosure of Cash Flow Information:
Cash paid for the
period for interest $       0         $            0     $             0
Cash  paid for the
period for income
taxes                   $      0      $               100     $      890

                             SEAFOODS PLUS, LTD.
                       [A Development Stage Company]
                         STATEMENTS OF OPERATIONS
        For the Three-Month Periods Ended March 31, 1998 and 1997, and for the Period from Reactivation [December 31, 1994] through March 31, 1998

                    Three Months    Three Months    For the Period
                      Ended        Ended          from Reactivation to
                    3/31/98        3/31/97        3/31/98
                    [Unaudited]         [Unaudited]         [Unaudited]
REVENUE
     Income         $    0         $    0       $      0

OPERATING EXPENSES
     Professional Fees       132          1,442         16,824
LOSS BEFORE INCOME TAX       132          1,442        (16,824)

INCOME / FRANCHISE TAX        0             100            300

NET INCOME/(LOSS)        $  (132)  $     (1,542)  $    (17,124)

NET LOSS PER SHARE  $ (0.01)  $      (0.01)  $      (0.01)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING  2,000,012       2,000,012      1,543,784

                            EXHIBIT D

          None.

                            EXHIBIT E


                  CADAPULT GRAPHIC SYSTEMS, INC.

                   AUDITED FINANCIAL STATEMENTS

                      FOR THE PERIODS ENDED

                     APRIL 30, 1997 AND 1996

                    ROBERT N. NEVITT CPA, P.C.
                  225 WEST 34TH STREET SUITE 1900
                    NEW YORK, NEW YORK 10122
              TEL (212) 239-8017 / FAX (212) 268-6968

To the Shareholder of
Cadapult Graphic Systems, Inc.
Allendale, New Jersey

I have audited the accompanying balance sheet of Cadapult Graphic Systems, Inc. as of April 30, 1997, and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

Except as explained in the following paragraph, I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. I believe that my audit provides a reasonable basis for my opinion.

I did not physically observe the inventory as of April 30, 1996, since that date was prior to my engagement as the auditor. Accordingly, the scope of my work was not sufficient to enable me to express, and I do not express, an opinion on the statements of operations and retained earnings, and cash flows for the year ended April 30, 1997. In my opinion, the balance sheet referred to in the first paragraph presents fairly, in all material respects, the financial position of Cadapult Graphic Systems, Inc. as of April 30, 1997, in conformity with generally accepted accounting principles.

The April 30, 1996 financial statements were reviewed by me, and my report thereon, dated July 9, 1996, stated that I was not aware of any material modifications that should me made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole. /s/Robert N. Nevitt CPA, P.C.
July 24, 1997

                         CADAPULT GRAPHIC SYSTEMS, INC.
                               BALANCE SHEETS
                                 APRIL 30,
                                   1997               1996
Assets
Current Assets
     Cash (Note 5)                      $     30,444     $     67,323
     Accounts receivable, net of allowance
     for doubtful accounts of $22,500
     in both 1997 and 1996 (Note 5)        1,091,890        1,142,257
     Inventory (Note 1)                      724,846          590,232
     Prepaid expenses                          4,128            8,100
Total Current Assets                       1,851,308        1,807,912
Property and equipment, net of accumulated
     depreciation (Notes 1 and 2)            204,203          152,013
Deposits                                      26,491           21,606

Total Assets                             $ 2,082,002      $ 1,981,531

Liabilities and Shareholders' Equity
Current Liabilities
     Accounts payable and accrued expenses $ 697,588          961,140
     Loans payable (Note 3 )                 560,173          244,415
     Income taxes payable (Notes 1 and 4)     45,977            6,164
     Deferred revenue (Note 1)               122,866              -
     Obligation undercapitalized lease           -             14,309
     Payroll and sales taxes payable          34,888           19,606
     Customer deposits                         7,160              390
Total Current Liabilities                  1,468,652        1,246,024
Deferred income taxes payable
 (Notes 1 and 4)                              32,800           72,300
Subordinated loan payable, officer            50,000           50,000
Loans payable (Note 3)                        11,007          150,337
Total Liabilities                          1,562,459        1,518,661

Commitments (Note 6)

Shareholders' Equity
     Capital stock, no par value, 2,500
     shares authorized, 300 shares issued
     and outstanding                             300              300
     Retained earnings                       519,243          462,570
Total Shareholders' Equity                   519,543          462,870
Total Liabilities and Shareholders' Equity$2,082,002       $1,981,531

See accompanying notes and accountant's report.

                     CADAPULT GRAPHIC SYSTEMS, INC.
             STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     FOR THE YEARS ENDED APRIL 30,
                                           1997               1996
Sales                                  $ 8,594,082          $ 8,393,455

Cost of sales:
     Inventory, beginning (Note 1)         590,232              608,607
     Purchases                           6,603,127            6,582,453
                                         7,193,359            7,191,060
     Less: Inventory, ending (Note 1)      724,846              590,232
Total cost of sales                      6,468,513            6,600,828

Gross profit                             2,125,569            1,792,627

Operating expenses:
     Payroll, staff                        678,132              656,782
     Payroll, officer                      228,200              114,000
     Payroll taxes                          80,307               71,429
     Advertising                            52,670               59,178
     Postage and shipping                   52,233               59,803
     Depreciation (Note 1)                  91,308               96,551
     Office                                 42,185               41,319
     Travel, meals and entertainment        54,286               43,444
     Insurance                              17,112               21,039
     Consulting fees                         8,279               14,567
     Rent and utilities (Note 6)           155,007              141,668
     Commissions                           229,038              156,381
     Interest expense (Note 3)              78,175               60,263
     Telephone                              55,503               58,843
     Repairs and maintenance                 7,439                8,809
     Employee benefits                      60,700               44,693
     Equipment rentals                      11,489                5,238
     Automobile                             45,060               43,789
     Software                               15,282                5,677
     Professional fees                      45,035               22,897
     Other                                  42,956               25,495
Total operating expenses                 2,050,396            1,751,865
Income before income taxes                  75,173               40,762
Provision for income taxes (Notes 1 and 4)  18,500               13,000
Net income                                  56,673               27,762
Retained earnings, beginning               462,570              434,808
Retained earnings, ending            $     519,243        $     462,570

See accompanying notes and accountant's report.

                       CADAPULT GRAPHIC SYSTEMS, INC.
                         STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED APRIL 30,
                                             1997              1996
Cash flows from operating activities:
     Net income                               56,673          27,762
     Adjustments to reconcile net income to
          net cash:
     Depreciation                             91,308          96,551
     Changes to operating assets and liabilities:
     Accounts receivable                      50,367        (224,505)
     Inventory                              (134,614)         18,375
     Prepaid expenses                          3,972             279
     Refundable income taxes                     -            34,992
     Accounts payable and accrued expenses  (263,552)        212,550
     Income taxes payable                     39,813           6,164
     Deferred income                         122,866             -
     Deferred income taxes payable           (39,500)        (26,300)
     Payroll and sales taxes payable          15,282          (1,262)
     Customer deposits                         6,770         (27,360)
     Total adjustments                      (107,288)         89,484
Net cash provided by (used in) operations    (50,615)        117,246
Cash flows from investing, activities:
     (Increase) in property and equipment   (143,498)        (43,949)
     (Increase) decrease in deposits          (4,885)          9,900
Net cash (used in) investing activities     (148,383)        (34,049)

Cash flows from financing activities
     Borrowings                              730,000         222,000
     Repayments                             (553,592)       (286,237)
     Obligation under capitalized lease      (14,309)        (18,319)
Net cash provided by (used in ) financing
     activities                              162,119         (82,556)
Net increase (decrease) in cash              (36,879)            641
Cash, beginning                               67,323          66,682
Cash, ending                            $     30,444          67,322
Supplemental disclosures
     Interest paid                      $     78,175     $    60,263

Income taxes paid                       $     18,187     $       421

See accompanying notes and accountant's report.

                          CADAPULT GRAPHIC SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                APRIL 30, 1998

Note 1 -Significant Accounting Policies

Inventory

Inventory is submitted by management and is valued at the lower of actual cost or market. Cost is determined by specific identification.

Depreciation

Depreciation is calculated by use of the straight-line method over the following useful lives:

Equipment                    5 years
Furniture                    4 and 7 years
Transportation equipment     5 years

Income taxes

As a result of a change in accounting method used to calculate income for tax purposes, effective May 1, 1993, the Company is required to add certain amounts to its taxable income over a six year period. Deferred income taxes represent the income tax effect of such requirement.

Revenue Recognition

Revenue from the sale of hardware, systems and supplies is recognized when the items are shipped. Effective May 1. 1996, revenue and related direct costs from the sale of service and support contracts are deferred and recognized over the duration of the contract, generally one year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at tile date of' the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Property and Equipment

Property and equipment consists of:

                                    1997     1996
     Equipment                 $ 525,173     403,603
     Furniture                   111,717      89,789
     Transportation equipment     65,379      65,379
                                 702,269     558,771
     Less: Accumulated
          depreciation           498,066     406,758
                               $ 204,203     152,013

                              CADAPULT GRAPHIC
                       NOTES TO FINANCIAL STATEMENTS
                                APRIL 30, 1997

Note 3 - Loans Payable                              1997         1996
     Loans payable consists of:

     Revolving credit facility, maximum
     amount $750,000, ending September 30,
     1997, interest calculated at 1 3/4% above
     the bank's floating base, collaterized by a
     lien on corporate assets                     $ 550,000     $

     Term loan, due March 1998, payable
     in monthly installments of principal and
     interest of $419 collateralized by an
     automobile                                       4,855        9,361

     Term loan, due February 5, 2000, payable in
     monthly payments of principal and interest
     of $543 collateralized by a vehicle             16,325       21,224

     Term loan, due November 1, 1999,
     payable in monthly principal payments
     of $4,167 plus interest calculated at
     1 1/2% above the bank's prime rate,
     collateralized by a blanket lien on
     corporate assets                                   -        179,167

     Line of credit, maximum amount of $150,000,
     (maximum under prior line of credit was
     $350,000 as of April 30, 1995) ending
     September 30, 1996, interest calculated
     at 1% above the bank's prime rate, collateralized
     by a blanket lien on corporate assets              -        150,000

     Demand loan payable                                -         35,000
                                                    571,180      394,752
     Less: Current portion                          560,173      244,415
                                                 $   11,007    $ 150,337

Maturities of loans payable are as follows:
     Year ended
     April 30, 1998     $ 560,173
     April 30, 1999         5,801
     April 30, 2000         5,206
                        $ 571,180

                   CADAPULT GRAPHICS SYSTEMS, INC.
              NOTES TO FINANCIAL STATEMENTS APRIL 30, 1997

Note 4 - Income Taxes

The components of provision for income taxes
are as follows:     1997     1996

Current     $     58,000     39,200
Deferred         (39,500)   (26,200)

Note 5 - Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations on Credit Risk

The Company maintains substantially all of its cash balances in one financial institution. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. At April 30, 1997 and 1996, none of the Company's cash balances exceeded $100,000.

The Company sells computer graphic systems and grants credit to customers, substantially all of whom are major U.S. corporations, none of which account for more than 10% of sales.

The Company purchases hardware, software and supplies from several vendors, two of which amounted to 48% and 56% of total purchases in 1997 and 1996, respectively.

Note 6 - Commitments

The minimum rent due under non-cancellable leases is as follows:

Year ended            Office space     Equipment
April 30, 1998     $     175,792     $     18,816
April 30, 1999           144,110           16,884
April 30, 2000            39,380           15,504
April 30, 2001             6,616            9,044
                   $     365,898           60,248

In July 1997, the Company entered into a lease for office space. This lease is included in the preceeding schedule.

                            EXHIBIT F

          None.

                            EXHIBIT G



Seafoods Plus, Ltd.
5525 South 900 East, #110
Salt Lake City, Utah 84117

Re: Exchange of shares of Cadapult Graphic Systems, Inc., a New Jersey corporation ("Cadapult"), for shares of Seafoods Plus, Ltd., a Utah corporation ("Seafoods" or the "Company")

Dear Ladies and Gentlemen:

          Pursuant to that certain Agreement and Plan of Reorganization (the "Plan") between the undersigned, Cadapult, the other stockholders of Cadapult and Seafoods, I acknowledge that I have approved this exchange; that I am aware of all of the terms and conditions of the Plan; that I have received and personally reviewed a copy of the Plan and any and all material documents regarding the Company, including, but not limited to Articles of Incorporation, Bylaws, minutes of meetings of directors and stockholders, financial statements and reports filed with the Securities and Exchange Commission during the past twelve months. I represent and warrant that I have sufficient knowledge and experience to understand the nature of the exchange and am fully capable of bearing the economic risk of the loss of my entire cost basis.

          I further understand that immediately prior to the completion of the Plan, Seafoods had no assets and no liabilities, of any measurable value, and that in actuality, the completion of the Plan and the exchange of my shares of Cadapult for shares of Seafoods results in a decrease in the actual percentage of ownership that my shares of Cadapult represented in Cadapult prior to the completion of the Plan.

          I understand that you have and will make books and records of your Company available to me for my inspection in connection with the contemplated exchange of my shares, options or warrants, and that I have been encouraged to review the information and ask any questions I may have concerning the information of any director or officer of the Company or of the legal and accounting firms for the Company. I understand that the accountant for the Company is Mantyla, McReynolds & Associates, 5872 South 900 East, #250, Salt Lake City, Utah 84121, Telephone (801) 269-1818; and that legal counsel for Seafoods is Leonard W. Burningham, Esq., 455 East 500 South, #205, Salt Lake City, Utah 84111, Telephone (801) 363-7411. I further understand that, upon the completion of the Plan, no accountant, attorney, employee or consultant will have any claim of any kind against the Company for any event or occurrence on or prior to the completion of the Plan.

          I also understand that I must bear the economic risk of ownership of any of the Seafoods shares for a long period of time, the minimum of which will be one (1) year, as these shares are "unregistered" shares and may not be sold unless any subsequent offer or sale is registered with the United States Securities and Exchange Commission or otherwise exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or other applicable laws, rules and regulations.

          I intend that you rely on all of my representations made herein and those in the personal questionnaire (if applicable) I provided to Cadapult for use by Seafoods as they are made to induce you to issue me the shares of Seafoods under the Plan, and I further represent (of my personal knowledge or by virtue of my reliance on one or more personal representatives), and agree as follows, to-wit:

          1. That the shares being acquired are being received for investment purposes and not with a view toward further distribution;

          2. That I have a full and complete understanding of the phrase "for investment purposes and not with a view toward further distribution";

          3. That I understand the meaning of "unregistered" shares and know that they are not freely tradeable;

          4. That any stock certificate issued by you to me in connection with the shares being acquired shall be imprinted with a legend restricting the sale, assignment, hypothecation or other disposition unless it can be made in accordance with applicable laws, rules and regulations;

          5. I agree that the stock transfer records of your Company shall reflect that I have requested the Company not to effect any transfer of any stock certificate representing any of the shares being acquired unless I shall first have obtained an opinion of legal counsel to the effect that the shares may be sold in accordance with applicable laws, rules and regulations, and I understand that any opinion must be from legal counsel satisfactory to the Company and, regardless of any opinion, I understand that the exemption covered by any opinion must in fact be applicable to the shares;

          6. That I shall not sell, offer to sell, transfer, assign, hypothecate or make any other disposition of any interest in the shares, options or warrants being acquired except as may be pursuant to any applicable laws, rules and regulations;

          7. I fully understand that my shares which are being exchanged for shares of the Company are "risk capital," and I am fully capable of bearing the economic risks attendant to this investment, without qualification; and

          8. I also understand that without approval of counsel for Seafoods, all shares of Seafoods to be issued and delivered to me in exchange for my shares of Cadapult shall be represented by one certificate only and which such certificate shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:

          The shares, options or warrants of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

          Any request for more than one stock certificate must be accompanied by a letter signed by the requesting stockholder setting forth all relevant facts relating to the request. Seafoods will attempt to accommodate any stockholders' request where Seafoods views the request is made for valid business or personal reasons so long as in the sole discretion of Seafoods, the granting of the request will not facilitate a "public" distribution of unregistered shares of Seafoods.

          You are requested and instructed to issue a stock certificate as follows, to-wit:

          ________________________________________________________
          (Name(s) and Number of Shares)

          ________________________________________________________
          (Address)

          ________________________________________________________
          (City, State and Zip Code)

          If joint tenancy with full rights of survivorship is desired, put the initials JTRS after your names.

          Dated this 15 day of June, 1998.
                        -        ----

                              Very truly yours,


                                    /s/ Michael W. Levin
                                    --------------------

                                    /s/ Michael W. Levin, c/f Nathan Levin
                                    --------------------------------------

                                    /s/ Michael W. Levin, c/f Tyler Levin
                                    -------------------------------------

                                    /s/ Duncan S. Yates
                                    -------------------

                                    /s/ Duncan D. Huyler
                                    --------------------

             Dated this 16 day of June, 1998.
                         -        ----

                                  /s/ Frances K. Blanco
                                  ---------------------

                           EXHIBIT H



  CERTIFICATE OF OFFICER AND PRINCIPAL STOCKHOLDERS PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of Seafoods Plus, Ltd., a Utah corporation ("Seafoods"), and Jenson Services, Inc., a Utah corporation, Duane
S. Jenson and Jeffrey D. Jenson, the principal stockholders of Seafoods, represent and warrant the following as required by the Agreement and Plan of Reorganization (the "Plan") between Seafoods and Cadapult, a New Jersey corporation ("Cadapult"), and the Cadapult Stockholders, to-wit:

          1. That the undersigned, Kathleen L. Morrison, is the President of Seafoods and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to Cadapult and the Cadapult
Stockholders;

          2. Based upon the personal knowledge, information and belief of the undersigned and opinions of counsel for Seafoods regarding the Plan:

              (i) All representations and warranties of Seafoods contained within the Plan are true and correct;

             (ii) Seafoods has complied with all terms and provisions required of it pursuant to the Plan; and

            (iii) There have been no material adverse changes in the financial position of Seafoods as set forth in its financial statements for the periods ended December 31, 1997 and 1996, and March 31, 1998, except as set forth in Exhibit D to the Plan.

                              SEAFOODS PLUS, LTD.

                              By /s/ Kathleen L. Morrison
                                       ------------------------
                                 Kathleen L. Morrison, President

                              JENSON SERVICES, INC.

                              By /s/ Duane S. Jenson
                                 -------------------
                                 Duane S. Jenson, President


                                 /s/ Duane S. Jenson
                                 -------------------
                                 Duane S. Jenson

                                /s/ Jeffrey D. Jenson
                                ---------------------
                                Jeffrey D. Jenson

                            EXHIBIT I


                CERTIFICATE OF OFFICER PURSUANT TO

               AGREEMENT AND PLAN OF REORGANIZATION


          The undersigned, the President of Cadapult Systems, Inc., a New Jersey corporation ("Cadapult"), represents and warrants the following as required by the Agreement and Plan of Reorganization (the "Plan") between Cadapult, the Cadapult Stockholders and Seafoods Plus, Ltd., a Utah corporation ("Seafoods"), to-wit:

          1. That he is the President of Cadapult and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to Seafoods;

          2.   Based on his personal knowledge, information, belief:

              (i) All representations and warranties of Cadapult contained within the Plan are true and correct;

             (ii) Cadapult has complied with all terms and provisions required of it pursuant to the Plan; and

            (iii) There have been no material adverse changes in the financial position of Cadapult as set forth in its financial statements for the periods April 30, 1997 and 1996, except as set forth in Exhibit F to the Plan.


                              CADAPULT GRAPHIC SYSTEMS, INC.


                              By /s/ Michael W. Levin
                              --------------------
                              Michael W. Levin,  President